Exhibit 99.1

For Immediate Release	Contact: Frank Paci
April 14, 2009	(919) 774-6700

THE PANTRY AGREES TO ACQUIRE 40 STORES AND ANNOUNCES REPURCHASE OF CERTAIN OUTSTANDING BONDS

Sanford, North Carolina, April 14, 2009 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it has signed a definitive agreement to acquire 40 convenience stores. The Company also announced that, during the second fiscal quarter, it repurchased $26 million in principal amount of outstanding bonds.

The Company is acquiring the stores from Herndon Oil Corp. The acquisition, which will include the real estate underlying 32 of the 40 locations, is expected to be funded with cash on hand. Thirty-two of the stores are located in Mobile, Alabama and the surrounding Interstate-10 corridor; six are in Florida and the remaining two are in Mississippi and Louisiana. The stores operate under a variety of names, including the Flamingo banner, and generated revenues of approximately $189 million during the 12 months ended June, 2008. The acquisition, which is subject to regulatory approvals and other customary closing conditions, is expected to close in the second half of fiscal 2009.

Chairman and Chief Executive Officer Peter J. Sodini said, “This acquisition fills a gap in our existing store base and represents our initial entry into the attractive Mobile market. We expect this transaction to be accretive to our earnings per share in the first 12 months after closing.”

Additionally, the Company reported that during the second fiscal quarter, it repurchased $26 million in principal amount of its outstanding bonds, consisting of $23 million of its 3.0% Senior Subordinated Convertible Notes and $3 million of its 7.75% Senior Subordinated Notes, for an aggregate purchase price of approximately $19 million. As a result, the Company will include a pre-tax gain of over $6 million on the extinguishment of debt in its financial results for the quarter, which will be reported in early May.

Mr. Sodini commented, “We believe the repurchase of outstanding bonds at a discount and the pending acquisition both represent high-return investments on behalf of our shareholders and are key steps forward in executing our balanced strategy of reducing debt while growing the business.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of April 10, 2009, the Company operated 1,648 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability to consummate the acquisition described herein; the ability of the Company to take advantage of expected synergies in connection with acquisition described herein; the actual operating results of stores acquired; the ability of the Company to integrate the acquisition described herein into its existing operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; and governmental regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of April 14, 2009. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.